RUBY TUESDAY, INC.

Financial Results For the First Quarter
of  Fiscal Year 2006
(Amounts in thousands)

CONDENSED BALANCE SHEETS	August 30, 2005	May 31, 2005
Assets
Cash and Short-Term Investments	$ 7,114	$ 19,787
Accounts and Notes Receivable	10,300	7,627
Inventories	16,681	16,988
Deferred Income Taxes	1,659	2,490
Prepaid Rent	3,796	3,759
Assets Held for Disposal	5,300	5,342
Other Current Assets	8,772	6,421
Total Current Assets	53,622	62,414
Property and Equipment, Net	924,576	901,142
Goodwill, Net	17,017	17,017
Notes Receivable, Net	23,519	24,589
Other Assets	71,031	68,905
Total Assets	$1,089,765	$1,074,067

Liabilities
Current Liabilities	$ 105,271	$ 99,813
Long-Term Debt, including Capital Leases	246,865	247,222
Deferred Income Taxes	51,647	50,825
Deferred Escalating Minimum Rents	37,761	37,471
Other Deferred Liabilities	73,717	75,513
Total Liabilities	515,261	510,844
Shareholders' Equity	574,504	563,223
Total Liabilities and
Shareholders' Equity	$1,089,765	$1,074,067